Exhibit 10.24

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release (this "Agreement") is made as of March 10, 2016, by and between Liberty Theaters,  LLC ("LTLLC") and OBI,  LLC ("OBI"). Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Theater Management Agreement (as  defined herein).

WHEREA S, reference is made to that certain Theater Management Agreement (the "Theater Management Agreement") dated effective as of January 1, 2002, by and between Liberty Theaters, Inc.  ("LTI") and OBI.

WHEREAS, LTI was subsequently merged into LTLLC.

WHEREA S, pursuant to the Theater Management Agreement, OBI provides Management Services to theaters owned by LTLLC and its Operating Subsidiaries.

WHEREAS, LTLLC and OBI desire to terminate the Theater Management Agreement as of March 10, 2016 ("Termination Date").

WHEREAS,  LTLLC acknowledges and agrees that OBI has fully and satisfactorily performed its obligations under and pursuant to the Theater Management Agreement.

WHEREAS, OBI acknowledges and agrees that other than the Final Payment (defined hereafter) LTLLC has fully and satisfactorily performed its obligations under and pursuant to the Theater Management Agreement.

NOW, THEREFORE, in consideration of the mutual promises  and covenants contained herein,

The parties hereto agree as follows:

1.  Effective as of the Termination Date,  the Theater Management Agreement is hereby terminated. On and after the Termination Date,  LTLLC shall have no further obligations to OBI under the Theater Management Agreement other than its indemnity obligations set forth in Section 5.1 of the Theater Management Agreement, and OBI shall have no further obligations  to LTLLC under the Theater Management Agreement. Any and all amounts owed by LTLLC to OBI for Management Services performed by OBI on or prior to the Termination Date,  including,  but not limited to,  compensation payable to OBI for 20 15 and incentive compensation for the period between January 1 ,  2016 and the Termination Date (collectively, the "Final Payment") under the Theater Management Agreement shall be paid by LTLLC within 15 days of the parties '  mutual agreement (acting in good faith) as to the amount of such Final Payment and,  in the case of reimbursement of expenses, within 30 days of presentation of appropriate substantiating documentation .

2. OBI waives its right to receive incentive fees pursuant to Section 4.1(d) of the Theater Management Agreement accrued after the Termination Date.

3. Other than payment of the Final Payment by LTLLC to OBI and except as provided in Section 1, above, with respect to the survival of certain indemnity obligations, OBI does hereby irrevocably, unconditionally, voluntarily, knowingly , fully, finally and completely forever releases and discharges LTLLC and its parent s, subsidiaries, divisions, affiliates (that currently exist or may exist in the future), successors, assigns and predecessors and their present and former owners, stockholders, member s, managers, directors,  officers,  employees,  agents,  attorneys,  representatives,  successors, beneficiaries, heirs and assigns, individually and collectively (the "LTLLC Released Parties") from, against  and  with  respect  to  any  and  all  actions, accounts, agreements,  causes of  action, complaints, charges, claims,  covenants,  contracts, costs, damages,  demands, debts, defenses,  duties, expenses, executions, fees, injuries, interest, judgments, liabilities,  losses, obligations, penalties, promises, reimbursements ,  remedies, suits, sums of money, and torts of whatever kind or character,  whether in law, equity or otherwise,  direct or indirect, fixed or contingent ,  foreseeable or unforeseeable ,  liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent ,  determined or determinable (excluding, however, for a claim found by a  court of competent jurisdiction that any LTLLC Released Party has committed fraud or an intentional act causing material financial damage to OBI), that OBI or anyone claiming through or under OBI,  ever had, now has, or may hereafter have or acquire, against such LTLLC Released Party that arises out of or in any way relate,  directly or indirectly ,  to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the date of this Agreement that relates to the Theater Management Agreement. OBI irrevocably  covenants that it will not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any LTLLC Released Party in respect of any of the matters released and discharged pursuant to this Section 3. As a matter of clarification, this release does not release any claims that Margaret Cotter, the sole member of LTLLC,  may have against LTLLC,  or any of its affiliates, in her individual  capacity as an executive or manager or LTLLC and/or in her capacity as an officer, director, and/or stockholder of Reading International, Inc.

4. LTLLC does hereby irrevocably ,  unconditionally, voluntarily,  knowingly, fully, finally and completely forever releases and discharges OBI and its parents, subsidiaries, divisions, affiliates (that currently exist or may exist in the future), successors,  assigns and predecessors and their present and former owners,  stockholders,  members, managers ,  directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns,  individually and collectively (the "OBI Released Parties") from, against and with respect to any and all actions,  accounts, agreements, causes of action, complaints, charges, claims,  covenants, contracts,  costs, damages, demands,  debts,  defenses, duties, expenses,  executions,  fees,  injuries,  interest, judgments, liabilities, losses,  obligations, penalties,  promises ,  reimbursements ,  remedies , suits, sums of money,  and torts of whatever kind or character,  whether in law,  equity or otherwise ,  direct or indirect ,  fixed or contingent ,  foreseeable or unforeseeable ,  liquidated or unliquidated, known or unknown ,  matured or unmatured,  absolute or contingent ,  determined or determinable (excluding, however ,  for a  claim found by a court of competent jurisdiction that any OBI Released Party has committed fraud or an intentional act causing material financial damage to LTLLC),  that LTLLC or anyone claiming through or under LTLLC, ever had, now has, or may hereafter have or acquire, against such OBI Released Party that arises out of or in any way relate,  directly or indirectly ,  to any matter,  cause or thing,  act or failure to act whatsoever occurring at any time on or prior to the date of this Agreement that relates to the Theater Management Agreement. LTLLC irrevocably covenants that it will not ,  directly or indirectly, sue,  commence any proceeding against ,  or make any demand upon any OBI Released Party in respect of any of the matters released and discharged pursuant to this Section 4.

5. OBI and LTLLC acknowledge and agree that the Theater Management Agreement constitutes the entire understanding  between OBI  and LTLLC with respect to the subject matter thereof,  that OBI and LTLLC have performed all of their respective obligations to each other required under the Theater Management Agreement,  and LTLLC has made all payments  required under the Theater Management Agreement other than the Final  Payment.

6. This  Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflict of laws principles thereof.

7. This  Agreement may be executed in multiple counterpart s, each of which shall be deemed an original document, but all of which together shall constitute on and the same instrument.

IN  WITNESS WHEREOF,  the parties execute this Termination Agreement as of the date first set forth above.

OBI M  ANAGEMENT, LLC

LIBERTY THEATERS, LLC